Contacts:

Exhibit 99.1

Stephen J. Mock

Cecelia C. Heer

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL REPORTS
SALES AND EARNINGS FOR 2005

Company Achieves 2005 Total Revenues of $433.2 Million,

Net Income of $12.6 Million and Diluted EPS of $.36, Excluding Certain Items

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Par Records Fourth-Quarter, After-Tax, Non-Cash Charges of $25.0 Million for

FineTech Divestiture and $5.8 Million for Asset Impairment

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Par Looks Forward to Megace® ES Sales of Approximately $70 Million in 2006

Spring Valley, NY, Feb. 28, 2006 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported total revenues of $433.2 million for the year ended December 31, 2005.  For the year, Par reported a net loss of $8.3 million, or $.24 loss per diluted share.  Results for 2005 include a non-cash charge of $27.1 million, after tax, for the divestiture of FineTech Laboratories Ltd., $10.2 million, after tax, of non-cash asset impairment charges, a $10.1 million, after tax, net gain related to investments and a $6.4 million tax benefit.  Excluding these items, net income from continuing operations was $12.6 million, or $.36 per diluted share, for 2005.  This is compared with revenues of $689.1 million, reported net income of $29.2 million and diluted earnings per share of $.84 in 2004.  Excluding a non-cash charge of $51.2 million, after tax, for the write-off of in-process research and development in connection with the purchase of Kali Laboratories, Inc., and a $1.7 million after-tax gain on the sale of a facility, net income from continuing operations was $81.8 million, or $2.35 per diluted share, for 2004.

For the fourth quarter, Par reported total revenues of $100.0 million and a net loss of $34.9 million, or $1.02 loss per diluted share.  This result includes the $25.0 million after-tax charge for the FineTech divestiture and a non-cash charge of $5.8 million, after tax, for the impairment of assets related to Par’s acquisition of the product registration to Isoptin® SR.  Excluding these items, Par’s net loss was $4.1 million, or $.12 loss per diluted share.  This is compared with revenues of $114.0 million and net income from continuing operations of $5.2 million, or $.15 per diluted share, for the same period a year ago.

“2005 was the year Par began, in earnest, its transition from a generic to a specialty pharmaceutical company,” said Scott Tarriff, president and chief executive officer.  “Our results for 2005 reflect the substantial increase in investment that was necessary to affect this transition.  Our results also reflect strategic actions taken in preparation for a significantly improved financial performance in 2006.  This year, we look forward to a rapid expansion in sales, while growth in spending moderates.

“Based upon current planning assumptions, Par expects its initial branded pharmaceutical product, Megace ES, to achieve sales of approximately $70 million in 2006,” Mr. Tarriff said.  “If we achieve this threshold, we can look forward to a very strong performance for the product in 2007.”

2005 Review

In its first year of marketing, the appetite stimulant Megace ES (megestrol acetate) 625 mg/5 mL concentrated oral suspension achieved sales of $15.6 million.  Introduced in the third quarter, Megace ES represents Par’s first branded pharmaceutical product.  After approximately seven months on the market, Megace ES now holds a 13.7 percent share of new prescriptions in the U.S. market for megestrol acetate oral suspension products, according to the IMS Health national prescription audit of retail and mail order trade outlets for the week ending February 17, 2005.

“Par is very pleased with the steady growth in market share achieved by Megace ES since its introduction in July,” said John MacPhee,” president, Branded Products Division.  “Earlier this month, Par deployed its expanded Megace ES sales force and the product’s reimbursement status continued to improve as Megace ES became available to Medicaid recipients in California and Mississippi.  We believe that these important catalysts can help accelerate the product’s growth this year.”

In 2005, Par’s leading generic product, tramadol hydrochloride (HCl) and acetaminophen tablets, contributed sales of $68.0 million.  The product is the generic version of the analgesic Ultracet® and was introduced in April 2005.  Par was awarded 180 days of marketing exclusivity for being the first to file an Abbreviated New Drug Application (ANDA) containing a paragraph IV certification for the product.  Par’s exclusivity expired in October and an additional generic competitor entered the market in December.

For the year, sales of paroxetine HCl tablets, the generic version of the antidepressant Paxil®, megestrol acetate oral suspension, the generic form of Megace, and fluoxetine, the generic

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equivalent of Prozac®, totaled $82.5 million.  This is compared with total sales of $336.4 million in the same period a year ago.  The lower sales of these three products primarily reflect the impact of increased generic competition and its corresponding effect on pricing and market share.

“Unquestionably, the past two years presented a very challenging environment for generic manufacturers,” said Michael Graves, president, Generic Products Division.  “However, with the potential launch of generic Flonase®, and several year-end product approvals and acquisitions, Par now looks forward to the resumed growth of its generic business in 2006.”

In 2005, Par’s gross margin was 40 percent of sales, compared to 36 percent in 2004.  The increase in the company’s gross margin reflects, in part, the introduction of new, internally-developed products.  These higher-value products include Megace ES, and tramadol HCl and acetaminophen tablets.

Selling, general and administrative (SG&A) expense increased 36 percent to $93.5 million in 2005.  SG&A expense included more than $25.0 million of sales and marketing expenses associated with the introduction of Megace ES.

Investment in research and development (R&D) rose 29 percent to $63.0 million in 2005.  This includes $25.6 for the development of proprietary pharmaceutical products.  Par’s investment in R&D reflects its commitment to develop a continuing stream of new branded and generic products.  Par currently has two proprietary products in clinical development and 59 ANDAs awaiting approval from the U.S. Food and Drug Administration (FDA).

2005 results include non-cash charges of $10.2 million, after tax, for the impairment of intangible assets.  This includes the fourth-quarter charge of $5.8 million, after tax, related to Par’s acquisition of the product registration to Isoptin SR.  Par acquired the registration from FSC Laboratories, Inc. in February 2005 and began distributing verapamil hydrochloride extended release tablets, a generic version of Isoptin SR.  Also included is a third-quarter charge of $4.4 million, after tax, related to Par’s ANDA for latanaprost ophthalmic solution.

For the year, Par recognized a net investment gain of $10.1 million, after tax. This includes a $15.3 million after-tax gain on the sale of shares of common stock of New River Pharmaceuticals, Inc. and an unrealized second-quarter loss of $5.2 million, after tax, reflecting the impairment of Par’s investment in Advancis Pharmaceutical Corporation.  Par sold all remaining shares of New River in the third quarter of 2005.

Included in 2005 results is a $6.4 million third-quarter tax benefit resulting from the resolution of certain tax contingencies.  Excluding this benefit, Par’s effective tax rate would have been 31 percent for the year.

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Discontinued Operations

In 2002, Par acquired FineTech Laboratories Ltd., a developer of active ingredients used in the production of finished products for the pharmaceutical industry.  Effective December 31, 2005, Par divested FineTech and recognized a non-cash charge of $27.1 million, after tax, for the year.  This includes a fourth-quarter charge of $25.0 million, after tax, primarily representing the loss on the sale of FineTech.  The $2.1 million balance represents the loss from discontinued operations for the first nine months of 2005.

In other developments since the end of the third quarter of 2005:

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Par halted shipments of its generic version of Flonase in compliance with a temporary restraining order setting aside the FDA’s final decision approving an ANDA for a generic version of the drug.  Par had earlier announced that it entered into a supply and distribution agreement with GlaxoSmithKline (GSK) in the U.S. to distribute fluticasone propionate nasal spray, which is fully substitutable for GSK’s allergy spray Flonase.  Par had begun shipping the product last week, which is manufactured by a GSK subsidiary;

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Par entered into a collaborative agreement with Spectrum Pharmaceuticals, Inc. to develop and market generic drugs, including generic versions of injectable and ophthalmic pharmaceuticals.  Among the products included is sumatriptan succinate injection 6 mg/0.5 mL, the generic version of GSK’s migraine treatment Imitrex® Injection.  Spectrum and Par believe that Spectrum was the first to file an ANDA and is entitled up to 180 days of marketing exclusivity for the product;

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Par was granted tentative approvals for the company’s ANDAs for ondansetron HCl tablets in 4 mg, 8 mg, 16 mg and 24 mg strengths, and risperidone 1 mg/mL oral solution.  Ondansetron HCl is the generic version of the antiemetic drug Zofran®, and risperidone is the generic equivalent of the antipsychotic medication Risperdal®;

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Par was assigned Ivax Corporation’s distribution rights for various dosage forms of the immediate release antibiotics amoxicillin/clavulanate potassium and amoxicillin, which are fully substitutable for corresponding formulations of Augmentin®, Augmentin ES-600® and Amoxil®.  Par also purchased eight products that were previously marketed in the U.S. by Teva Pharmaceutical Industries Ltd. or Ivax Corporation;

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Par entered into an agreement with Valeant Pharmaceuticals North America to promote the antiemetic drug Cesamet™ (nabilone) capsules following approval of product labeling by the FDA.  Cesamet is a cannabinoid agonist for the treatment of chemotherapy-induced emesis (CIE);

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•

PAR-101 was shown to be potentially efficacious in treating Clostridium difficile-associated diarrhea in studies presented at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).  In May 2005, Par entered into a joint development and collaboration agreement with Optimer Pharmaceuticals, Inc. for PAR-101, a narrow-spectrum antibiotic with potent activity against C. difficile;

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Par presented, also at ICAAC, results of a pilot study showing that patients with HIV-associated wasting gain more weight with a concentrated form of megestrol acetate oral suspension;

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Par’s marketing partner, Three Rivers Pharmaceuticals, received final FDA approval following which Par began shipping ribavirin 200 mg, 400 mg, and 600 mg tablets;

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Par began shipping doxycycline monohydrate tablets, an authorized generic version of Adoxa® licensed from Bradley Pharmaceuticals, Inc.; and

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Par received final FDA approval and began shipping cefprozil tablets, cefprozil for oral suspension and cabergoline tablets.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  In 2005, Par received approval for and introduced Megace ES, its first branded pharmaceutical product, and expects to launch its second in 2006.  Par’s Generic Products Division is committed to providing high-quality pharmaceuticals that are affordable and accessible to patients.  Par manufactures, markets or licenses more than 100 generic drugs.  For press release and other company information, visit www.parpharm.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, Form 10-Q, and Form 8-K reports.

PAR PHARMACEUTICAL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Twelve Months Ended		Three Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004
Revenues:
Net product sales	$425,644	$686,661	$99,631	$112,634
Other product related revenues	7,550	2,446	407	1,392
Total revenues	433,194	689,107	100,038	114,026
Cost of goods sold	257,781	440,698	68,150	69,674
Gross margin	175,413	248,409	31,888	44,352

Operating expenses (income):
Research and development	62,961	48,848	15,739	16,342
Acquired in-process research and development	-	84,000	-	-
Intangible asset impairment	16,177	-	9,178	-
Selling, general and administrative	93,474	68,863	24,677	19,745
Gain on sale of facility	-	(2,812)	-	-
Settlements, net	-	(2,846)	-	-
Total operating expenses	172,612	196,053	49,594	36,087

Operating income (loss)	2,801	52,356	(17,706)	8,265

Other (expense), net	(345)	(313)	(35)	(183)
Net investment gain	16,013	-	-	-
Interest (expense) income, net	(530)	(998)	180	(347)

Income (loss) from continuing operations before (benefit) provision for income taxes	17,939	51,045	(17,561)	7,735
(Benefit) provision for income taxes	(941)	18,784	(7,692)	2,556
Income (loss) from continuing operations	18,880	32,261	(9,869)	5,179

Discontinued operations:
Loss from discontinued operations	(4,957)	(4,942)	(1,549)	(1,499)
Loss from sale of discontinued operations	(38,018)	-	(38,018)	-
(Benefit) for income taxes	(15,845)	(1,927)	(14,550)	(585)
Loss from discontinued operations	($27,130)	($3,015)	($25,017)	($914)

Net (loss) income	($8,250)	$29,246	($34,886)	$4,265

Net (loss) income per share of common stock:
Basic
Continuing operations	$0.55	$0.94	($0.29)	$0.15
Discontinued operations	($0.79)	($0.08)	($0.73)	($0.02)
	($0.24)	$0.86	($1.02)	$0.13
Diluted
Continuing operations	$0.55	$0.93	($0.29)	$0.15
Discontinued operations	($0.79)	($0.09)	($0.73)	($0.03)
	($0.24)	$0.84	($1.02)	$0.12

Weighted average number of
common shares outstanding:
Basic	34,191	34,142	34,244	33,884
Diluted	34,435	34,873	34,244	34,419

Comparative continuing operations adjusted for asset impairment, net investment gain, tax benefits, acquired in-process research and development and gain on sale of facility.
Income (loss) from continuing operations as reported above	$18,880	$32,261	($9,869)	$5,179
Asset impairment, net of tax	10,192	-	5,782	-
Net investment gain, net of tax	(10,088)	-	-	-
Resolution of tax contingencies	(6,418)	-	-	-
Acquired in-process research and development, net of tax	-	51,240	-	-
Gain on sale of facility, net of tax	-	(1,715)	-	-
Income (loss) from continuing operations	$12,566	$81,786	($4,087)	$5,179

Income (loss) from continuing operations per share of common stock:
Basic	$0.37	$2.40	($0.12)	$0.15
Diluted	$0.36	$2.35	($0.12)	$0.15

PAR PHARMACEUTICAL COMPANIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In Thousands)

	Dec. 31,	Dec. 31,
	2005	2004
Assets:
Current assets:
Cash and cash equivalents	$93,438	$36,534
Available for sale securities	106,807	151,854
Accounts receivable, net	143,608	149,107
Inventories, net	100,945	86,769
Deferred tax assets, prepaid expenses and other current assets	76,767	69,718
Total current assets	521,565	493,982

Property, plant and equipment, net	89,135	60,394
Investments	21,741	25,271
Goodwill and intangible assets, net	95,015	100,092
Non-current deferred tax assets, deferred charges and other assets	57,617	56,009
Assets held for sale	-	33,256
Total assets	$785,073	$769,004

Liabilities and stockholders' equity:
Current liabilities:
Short-term and current portion of long-term debt	$2,897	$4,348
Accounts payable	102,034	86,853
Accrued expenses and other current liabilities	38,659	24,427
Income taxes payable	11,879	39,116
Total current liabilities	155,469	154,744

Long-term debt, less current portion	200,068	200,275
Other long-term liabilities	561	395

Stockholders' equity	428,975	413,590

Total liabilities and stockholders' equity	$785,073	$769,004

In an effort to provide investors with additional information regarding the Company's results we sometimes use "non-GAAP"
measures. Management believes theses "non-GAAP" financial measures provide useful information to investors and should be considered in addition to, not in lieu of, GAAP reported measures.